Exhibit 99.1

Black Spade Acquisition II Co Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing October 7, 2024

HONG KONG – October 7, 2024 – Black Spade Acquisition II Co (the “Company”) announced that commencing October 7, 2024, holders of the units sold in the Company’s initial public offering of 15,300,000 units (including 300,000 units sold in connection with the partial exercise of the underwriter’s over-allotment option), with a total gross proceeds of $153,000,000, may elect to separately trade the Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the Nasdaq Stock Market LLC under the symbol “BSIIU,” and the Class A ordinary shares and warrants that are separated will trade on the Nasdaq Stock Market LLC under the symbols “BSII” and “BSIIW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Clear Street LLC and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, acted as joint book-running managers. The offering was made only by means of a prospectus, copies of which may be obtained from Clear Street LLC, Attn: Syndicate Department, 150 Greenwich Street, 45th floor, New York, NY 10007, by email at ecm@clearstreet.io, or from the SEC website at www.sec.gov.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 23, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Black Spade Acquisition II Co

Black Spade Acquisition II Co is the second SPAC of its founder, Black Spade Capital and its management team incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets. While the Company may pursue an acquisition or a business combination with a target in any business or industry, it believes that the entertainment, lifestyle and technology industries, particularly those that are major beneficiaries of artificial intelligence, provide ample business combination opportunities.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

IR@blackspadeacquisitionii.com